Exhibit (8)(A20)

PARTICIPATION AGREEMENT

Among

BLACKROCK ADVISORS, LLC,

BLACKROCK INVESTMENTS, LLC,

and

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

THIS PARTICIPATION AGREEMENT (the “Agreement”), made and entered into as of this 1st day of October, 2020 (the “Effective Date”) by and among Teachers Insurance and Annuity Association of America (hereinafter, the “Company”), a New York insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to as the “Account”), BlackRock Advisors, LLC (hereinafter the “Adviser”), a Delaware limited liability company, and BlackRock Investments, LLC (hereinafter the “Underwriter”), a Delaware limited liability company.

WHEREAS, the “Fund” is each registered open-end management investment company under the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) listed on Schedule A, and shares of the Fund are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”), and the Adviser, the Underwriter, the Fund(s) and Designated Portfolios (as hereinafter defined) are collectively referred to as “Fund Parties”; and

WHEREAS, the Fund issues shares to the general public and to the separate accounts of insurance companies (“Participating Insurance Companies”) to fund variable annuity contracts sold to certain qualified pension and retirement plans; and

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Company has issued or will issue certain individual and group annuity contracts designed to fund tax qualified pension plans under Sections 401(a), 403(a), 403(b), 414(d) and 457 of the Internal Revenue Code of 1986, as amended (the “Code”), or certificates thereunder, set forth in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Contracts”); and

WHEREAS, the Account is duly established and maintained as a segregated asset account, established by resolution of the Board of Trustees of the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts; and

Exhibit (8)(A20)

WHEREAS, the Company has registered or will register the Account as a unit investment trust under the 1940 Act or will not register the Account in proper reliance upon an exclusion from registration under the 1940 Act; and

WHEREAS, the Company intends to purchase shares of other open-end management investment companies that offer shares to the general public to fund the Contracts;

WHEREAS, the Fund and the Underwriter know of no reason why shares in the Fund may not be sold to Participating Insurance Companies to fund variable annuity contracts sold to certain qualified pension and retirement plans; and

WHEREAS, the Adviser is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and any applicable state securities laws; and

WHEREAS, the Underwriter is registered as a broker dealer with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (hereinafter the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (hereinafter “FINRA”); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the Portfolios listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to unit investment trusts such as the Account at net asset value;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Adviser, and the Underwriter agree as follows:

ARTICLE I. Fund Accounts; Sale of Fund Shares

1.1 The Fund will establish as many accounts on its books (each, a “Fund Account”) as is mutually agreed between the Company and the Adviser. The Adviser or its designee shall designate each Fund Account with an account number. Fund Account numbers will be the means of identification when transactions and other activities are engaged in with respect to the Fund Accounts. Notwithstanding the foregoing, the Fund will not establish an account for each owner of a Contract (the “Contract owner”). Recordkeeping and other administrative services to Contract owners shall be the responsibility of the Company and shall not be the responsibility of the Fund Parties.

1.2 On each day which the New York Stock Exchange is open for trading (unless otherwise permitted by law) and in accordance with the then-effective prospectuses and statements of additional information (each, an “SAI”) of the Designated Portfolios (collectively, the “prospectus”), the operational procedures mutually agreed to by Fund Parties and the Company from time to time and the provisions of this Agreement, Fund Parties agree to make available to the Company for purchase on behalf of the Accounts those shares of the Designated Portfolios which the Account orders. Such orders will be executed on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Fund. Notwithstanding the foregoing, the Fund may refuse to sell shares of any Designated Portfolio to any person (including the Company and the Accounts) or suspend or terminate the offering of shares of any Designated Portfolio or take any action it may deem appropriate or advisable in connection with all matters relating to the operation of the Fund and/or sale of shares of the Fund. Fund Parties shall have no liability for any such action.

Exhibit (8)(A20)

1.3 It is understood that for purposes of this Agreement, an exchange involves a redemption order and a purchase order for shares of a Fund.

1.4 The Fund agrees to redeem, on the Company’s request, any full or fractional shares of the Designated Portfolios held by the Company, executing such requests on a daily basis at the net asset value next computed after receipt by the Fund or its designee of the request for redemption, except that the Fund may require the Company to refuse redemption orders for a Designated Portfolio if permitted by the Fund’s prospectus, and the Fund reserves the right to suspend the right of redemption or postpone the date of payment or satisfaction upon redemption consistent with Section 22(e) of the 1940 Act or any other applicable rule or regulation. Fund Parties shall have no liability for any such action.

1.5 The Fund hereby appoints the Company as an agent of the Fund for the limited purpose of receipt of purchase and redemption orders on behalf of the Account for shares of those Designated Portfolios made available hereunder, and receipt by such agent shall constitute receipt by the Fund; provided that the Company receives the order in good order by the close of regular trading of the New York Stock Exchange (normally 4:00 p.m. Eastern time, the “Close of Trading”) on a Business Day (the “Trade Date”), and the Fund receives notice of such order by facsimile or other method agreed upon by the parties for manual transactions by 9:00 a.m. (or such other time as may be agreed by the parties from time to time) Eastern Time on the next following Business Day (or such other time as may be agreed by the parties from time to time) or by such time as specified in this Agreement for the receipt of orders submitted via National Securities Clearing Corporation (“NSCC”). “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC. All orders communicated to the Fund or its designee by the relevant deadline specified above on the Business Day following the Trade Date shall be treated by the Fund or its designee as if received prior to the Close of Trading on the Trade Date. The Fund may reject purchase and redemption orders which are not in the form prescribed in the Portfolio’s prospectus. In the event that the Company and the Fund or its designee agree to use a form of written or electronic communication which is not capable of recording the time, date and recipient of any communication and confirming good transmission, the Company agrees that it shall be responsible for confirming that any communication sent by the Company was in fact received by the Fund or its designee, in good order and in accordance with the terms of this Agreement. Fund Parties and their respective designees shall be entitled to rely upon, and shall be fully protected from all liability in acting upon, instructions reasonably believed by them to be from the Company or its designee.

1.6 The Company shall pay for Fund shares one Business Day after receipt of an order to purchase Fund shares is made in accordance with the provisions of Section 1.5 hereof. Payment shall be in federal funds transmitted by wire by 3:00 p.m. Eastern Time (unless the Fund determines and so advises the Company that sufficient proceeds are available from redemption of shares of other Designated Portfolios effected pursuant to redemption requests tendered by the Company on behalf of the Account, or unless the Fund otherwise permits the Company to delay the time or date of payment, to the extent the Fund may do so under the 1940 Act). If payment in federal funds for any purchase is not received or is received by the Fund

Exhibit (8)(A20)

after 3:00 p.m. Eastern Time on such Business Day, the Company shall promptly, upon the Fund’s request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any other direct losses sustained by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. For purposes of Section 2.8 and 2.9 hereof, upon receipt by the Fund of the federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the Fund. The Fund shall use commercially reasonable efforts to make payment for shares of Designated Portfolios redeemed by the Account or the Company in federal funds transmitted by wire to the Company or any other designated person by the close of the Federal Reserve Wire Transfer System on the next Business Day after an order to redeem a Designated Portfolio’s shares is made in accordance with the provision of Section 1.5 hereof (unless redemption proceeds are to be applied to the purchase of shares of other Designated Portfolios in accordance with this Section 1.6). Upon receipt by the Company of the payment, such funds shall cease to be the responsibility of the Fund and shall become the responsibility of the Company.

1.7 Issuance and transfer of the Fund’s shares will be by book entry only. Stock certificates will not be issued to the Company or any Account. Shares ordered from the Fund will be recorded by the Fund in the appropriate Fund Account and by the Company in an appropriate Account or the appropriate subaccount of each Account.

1.8 The Fund shall use its commercially reasonable efforts to furnish same day notice to the Company of any income, dividends or capital gain distributions payable on the Designated Portfolios’ shares. Notice will be provided in the same manner and timeframe as is provided to similarly situated intermediaries that sign up for such communications.

1.9 The Fund shall make the net asset value per share for each Designated Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its commercially reasonable efforts to make such net asset value per share available by 7:30 p.m. Eastern Time each Business Day. If the net asset value is materially incorrect through no fault of the Company, the Fund shall make an adjustment in the Fund Accounts to the number of shares purchased or redeemed to reflect the correct net asset value in accordance with Fund procedures, and the Fund shall bear the cost of correcting such errors, pursuant to Schedule C. The Company shall make such corresponding adjustments to the Accounts as are necessary to complete the sub-accounting for the adjustment.

1.10 If transactions in shares of the Designated Portfolios are settled through NSCC, the following provisions shall apply:

(1) The Fund and the Company each represent that it or one of its affiliates, or in the case of the Company its custodian, has entered into the Standard Networking Agreement and/or other agreement(s) applicable to transactions entered into pursuant to this Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system, including Defined Contribution Clearance & Settlement (DCC&S), which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares and executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (collectively, the “Networking System”).

Exhibit (8)(A20)

(2) The Fund and the Company or their designees will be bound by the rules of the NSCC. Without limiting the generality of the following provisions of this section, the Fund and the Company or their designees each will use its best efforts to (i) perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized; and (ii) ensure that any information transmitted through the Networking System by it to the other party and pursuant to this Agreement is accurate, complete, and in the format prescribed by the NSCC. The Fund and the Company or their designees will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the Networking System and to limit the access to, and the inputting of data into, Networking System to persons specifically authorized by such party.

(3) For each Fund/SERV transaction, including transactions establishing accounts with the Fund or its affiliates, the Company or its designee shall provide the Fund and its affiliates with all information reasonably necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company or its designee shall maintain documents required by the Fund to effect Fund/SERV transactions.

(4) Based on Contract owner instructions and other authorized account transactions received by the Company in good order prior to the Close of Trading on the Trade Date, the Company or its designee shall transmit to the Fund via the Networking System by 6:30 A.M. Eastern Time on the following Business Day, (T+1), a file containing the net aggregate purchase and redemption orders for each Account for each Designated Portfolio for the preceding Business Day. All orders received by the Company after the Close of Trading on a Business Day shall not be transmitted via NSCC prior to the following Business Day.

(5) Settlement for all orders effected pursuant to the Agreement will occur pursuant to the normal NSCC settlement process unless an order is submitted manually. All orders in good order submitted prior to 6:30 A.M. Eastern Time via the Networking System shall receive prices from the Trade Date. In the case of delayed settlement, the Adviser or its designee shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the 1940 Act. Such redemption wires should be sent to an account specified by the Company and agreed to by Fund Parties.

If, on any Business Day, (i) a party to this Agreement chooses not to use the Networking System for a particular transaction, or (ii) there are technical problems with the Networking System that render it impracticable for a party to transmit or receive information through the Networking System, the party who determines not to use the Networking System will notify the other party of such determination as early as possible in a mutually agreeable manner. In such event, the procedures for manual transactions set forth in Article I of this Agreement shall apply.

The Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to Contract owners; the Company alone shall be responsible for such action.

Exhibit (8)(A20)

To the extent not inconsistent with this Section or the NSCC’s Rules and Procedures, the provisions of Article I of this Agreement shall apply to transactions processed through the NSCC.

1.11 The Parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Fund’s shares may be sold to other insurance companies or other entities, and the cash value of the Contracts may be invested in other investment companies.

1.12 The Company’s handling of orders for transactions of shares of the Designated Portfolios shall comply with the Company’s internal policies and procedures, which the Company believes to be appropriate and sufficient with regard to the handling of Fund orders on a timely basis and which the Company believes provide adequate controls and procedures to ensure ongoing compliance with all Applicable Law. All applicable laws, rules and regulations including, without limitation, the rules and regulations of any regulatory or self-regulatory authority with jurisdiction over a party are collectively referred to herein as “Applicable Law”. The Fund reserves the right to reject any purchase orders, including exchanges, for any reason, including, but not limited to, if the Fund, in its sole opinion, believes the Company’s Contract owners(s) is/are engaging in short-term or excessive trading into and out of a Designated Portfolio or otherwise engaging in trading that may be disruptive to a Designated Portfolio, other than a money market Portfolio (“Market Timing”). The Company acknowledges that the Designated Portfolios are intended for long term investment purposes and not for Market Timing, other forms of excessive short term trading or other activity described in the prospectuses as being inappropriate or impermissible, and represents that it has adopted and will adhere to policies and procedures and controls reasonably designed to identify and curtail excessive short term trading in interests in the Accounts. The Company will inform the Fund of any inappropriate or impermissible trading activity that the Company identifies. Failure of the Fund to reject any purchase orders that might be deemed to be Market Timing shall not constitute a waiver of the Fund’s rights under this section. Pursuant to Rule 22c-2 of the 1940 Act, on behalf of the Fund, the Underwriter and the Company agree to comply with the terms included in the attached Schedule B as of the effective date of this Agreement. In addition, in the event that the Company or any of its Contract owners are determined by the Fund, in its sole opinion, to be engaged in Market Timing, the Fund may terminate this Agreement, suspend the Company’s trading privileges, cancel any order and/or take other appropriate actions that the Fund, in its sole discretion, may determine. Fund Parties will not be responsible for any losses that the Company, the Account or the Contract owners may suffer as a result of any of the foregoing actions. The Company and the Account shall not be entitled to retain any gains generated thereby.

1.13 The Company shall disclose to its Contract owners that they are transacting business with the Company only and not with the Fund Parties and that, except as otherwise specifically stated in this Agreement, they shall look only to the Company and not to the Fund Parties for resolution of account problems or discrepancies.

1.14 The Company will not aggregate orders received from its Contract owners at or after the Close of Trading with orders received before the Close of Trading, and reasonably believes that it has an internal control structure concerning the processing and transmission of orders that is suitably designed to detect on a timely basis and prevent orders received at or after the Close of Trading from being aggregated with orders received before the Close of Trading and to minimize errors that could result in late transmission of orders. Orders received by Company before the Close of Trading are eligible to receive that Business Day’s net asset value, and orders received by Company after the Close of Trading are eligible to receive the next Business Day’s net asset value.

Exhibit (8)(A20)

1.15 The Company shall be responsible for the accuracy and completeness of any orders submitted by it through any means. All orders are subject to acceptance by the Fund or its designee and become effective only upon confirmation by the Fund or its designee.

1.16 The Company shall not, without prior notice to the Adviser (unless otherwise required by Applicable Law), induce Contract owners to change or modify the applicable Designated Portfolio or change the Designated Portfolio’s investment adviser. This Section does not limit the Company’s ability to seek exemptive relief from the SEC to substitute shares of the Designated Portfolio with shares of another investment company.

1.17 The Company shall not, without prior notice to the Adviser, induce Contract owners to vote on any matter submitted for consideration by the shareholders of the Designated Portfolio in a manner other than as recommended by the Board of Directors of the Fund (the “Directors”).

1.18 Orders submitted on an as-of basis subsequent to the Trade Date for the order, including post-settlement trade correction orders (hereinafter defined as an “As-of Order”), shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto. The Company shall be responsible for any loss or liability to Fund Parties or any of their respective affiliates, including any costs or expenses incurred by any of them, caused by an As-of Order and will promptly pay any such amount to Fund Parties upon demand therefor. The Company agrees that any gains from one As-of Order shall not be netted against losses generated from another.

1.19 Each party will maintain and preserve all records as required by law to be maintained and preserved by it in connection with the performance of its obligations under this Agreement or any Related Agreement. Upon the reasonable request of another party, a party will provide copies of such records, including without limitation, copies of historical records relating to the transactions effected pursuant to this Agreement. Without limiting the generality of the foregoing, the Company shall maintain and preserve all records necessary for it to fulfill its obligations under this Agreement or which would enable Fund Parties to substantiate the services provided and fees charged by the Company (if any), compliance with the terms of the Agreement, and the internal controls over services provided by the Company as well as written communications regarding the Fund to or from the Existing Contract owners and any other records reasonably required by the Fund or its designee. Upon reasonable request, the Company agrees to make these records available to the Fund or its designee.

1.20 [RESERVED]

1.21 The Company may retain third parties to perform obligations on its behalf. Any third party retained by the Company to perform obligations on its behalf in connection with this Agreement or any Related Agreement shall be subject to the terms and conditions of this Agreement to the same extent as the Company. The Company shall be responsible to ensure that any such party discharges its obligations consistent with the provisions of this Agreement or any Related Agreement, and the Company shall be responsible for any action or inaction of any such party in connection with this Agreement or any Related Agreement to the same extent as if such action or inaction were that of the Company.

Exhibit (8)(A20)

1.22 The Company will furnish Fund Parties or their designees with such information as they may reasonably request (including, without limitation, periodic certifications confirming the Company’s provision of services for the Fund) and will cooperate with the Fund or its designee in connection with the preparation of reports to the Directors concerning this Agreement and/or any Related Agreement and the monies (if any) paid or payable pursuant to this Agreement or any Related Agreement and will otherwise cooperate with Fund Parties and their designees (including, without limitation, any auditors designated by the Fund), in connection with the preparation of reports to the Directors concerning this Agreement or any Related Agreement, as well as any other reports or filings that may be required by law, including at the request of a regulatory or self-regulatory authority (including, without limitation, the SEC, FINRA and state insurance regulators).

1.23 The Company and its employees will, upon reasonable request, be available during normal business hours to consult with the Fund or its designee concerning this Agreement and/or any Related Agreement. The Fund Parties and their employees will, upon reasonable request, be available during normal business hours to consult with the Company or its designee concerning this Agreement and/or any Related Agreement.

1.24 From time-to-time, the Fund or its designee may submit a due diligence questionnaire to the Company, and the Company shall complete and return such due diligence questionnaire within a reasonable timeframe. From time-to-time, the Company may submit a due diligence questionnaire to the Fund Parties, and the Fund Parties shall compete and return such due diligence questionnaire within a reasonable timeframe.

1.25 [RESERVED]

1.26 Nothing in this Agreement will impose upon the Fund or its designee the obligation to review the Company’s practices, procedures or controls.

1.27 The Company represents and warrants that, to the best of its knowledge, the various procedures and systems which the Company has implemented with regard to safeguarding its records, data, equipment, facilities and other property used in the performance of its obligations hereunder or under any Related Agreement from loss or damage attributable to fire, theft, cyber security threat or any other cause are adequate, and the Company will make such changes therein from time to time as in its reasonable judgment are required for the secure performance of the Company’s obligations hereunder.

1.28 The Company shall maintain a commercially reasonable disaster recovery plan that meets commercially reasonable standards for systems backup.

1.29 The Company will only place an order in a money market Fund that is a “government money market fund” as defined in Rule 2a-7 under the 1940 Act that is not relying on Rule 2(a)-7(c)(2)(i) and/or (ii).

1.30 The Company shall be responsible for properly signing up to receive electronic transmissions (“Electronic Communications”) from Fund Parties and for notifying Fund Parties of changes to the Company’s contact information.

Exhibit (8)(A20)

1.31 The Company will not transmit orders for purchases of Shares for an Account unless it has first provided the Fund with evidence satisfactory to the Fund regarding backup withholding in the United States, if required, in connection with the Account. The Company agrees to provide or cause to be provided to Fund Parties all necessary information for them to comply properly with all federal, state and local tax reporting and backup withholding requirements in connection with the Accounts.

1.32 [RESERVED]

1.33 The Company shall notify Fund Parties in the event any overpayment or payment not intended for the recipient in connection with an order (each, an “incorrect payment”) is made to the Company or an Account. If requested by Fund Parties and pursuant to a plan for collection that is agreed to by Fund Parties and the Company (each party being under the obligation not to unreasonably withhold its agreement), the Company shall use good faith efforts to collect any portion of the incorrect payment made to an Account or a Contract Owner. Upon receipt of such incorrect payment, the Company shall promptly repay such amount to the Fund or its designee. In the event the Company is still in control of some or all of the incorrect payment, the Company shall promptly repay such amount to the Fund or its designee after the Company becomes aware of such payment. In the event any incorrect payment is made to the Fund by the Company, the Fund or its designee shall promptly repay such amount to the Account after the Fund or its designee becomes aware of such payment. This Section1.33 applies to incorrect payments made in connection with this Agreement or any Related Agreement (as defined below).

ARTICLE II. Representations and Warranties

2.1 The Company represents and warrants that the Contracts are or prior to issuance will be registered under the 1933 Act or that the Contracts are not or will not be registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act. The Company further represents and warrants that notwithstanding anything to the contrary in this Agreement the Contracts will be issued and sold in compliance in all material respects with Applicable Law. The Company further represents and warrants that it is and shall remain an insurance company duly organized and in good standing under Applicable Law, it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under the New York insurance laws, and the Account complies and will comply in all material respects with Applicable Law. The Company further represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts or not register the Account in proper reliance upon an exclusion from registration under the 1940 Act but that in any case it will register the Account in compliance in all material respects with Applicable Law. The Company will not take any action to operate an Account as a management investment company under the 1940 Act without reasonable prior notice to the Distributor and the Adviser. The Distributor and the Adviser may terminate this Agreement upon such event. The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent deemed advisable by the Company or required by Applicable Law. The Company shall amend the registration statement of the Contracts under the 1933 Act from time to time if required by Applicable Law or as required in order to effect the continuous offering of the Contracts.

Exhibit (8)(A20)

2.2 The Adviser represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act, duly authorized for issuance and notwithstanding anything to the contrary in this Agreement sold in all material respects in compliance with all Applicable Law and that the Fund is and shall remain registered under the 1940 Act. The Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. The Fund shall register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund or the Underwriter or if required by Applicable Law.

2.3 To the extent that the Fund decides to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act, the Fund will undertake to have the Board, a majority of whom are not interested persons of the Fund, formulate and approve any plan pursuant to Rule 12b-1 under the 1940 Act to finance distribution expenses.

2.4 The Fund makes no representations as to whether any aspect of the Fund’s operations, including but not limited to, investment policies, fees and expenses, complies with the insurance laws of the various states.

2.5 The Adviser represents that the Fund is lawfully organized and validly existing under the laws of the state of its organization and that it does and will comply in all material respects with the 1940 Act and any regulations thereunder.

2.6 The Underwriter represents and warrants that it is a member in good standing of FINRA and is registered as a broker-dealer with the SEC and will remain duly registered under all applicable federal and state securities laws. The Underwriter further represents and warrants that it serves as principal underwriter/distributor of the Fund and that it will sell and distribute the Fund shares in accordance with Applicable Law.

2.7 The Adviser represents and warrants that it is and shall remain duly registered as an investment adviser with the SEC and that it shall perform its obligations for the Fund in compliance in all material respects with Applicable Law.

2.8 As long as shares of the Fund are held on behalf of Contract owners, the Adviser represents and warrants that all of its and the Fund’s directors, officers, employees, and investment advisers dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9 As long as shares of the Fund are held on behalf of Contract owners, the Company represents and warrants that it shall maintain reasonable insurance coverage against all liabilities that may arise in connection with the performance of its duties and other obligations hereunder, and it shall provide Fund Parties with information with respect to the extent of such coverage upon request. Without limiting the generality of the foregoing, the Company shall maintain a professional liability policy, and all of the Company’s directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities

Exhibit (8)(A20)

of the Fund are covered by a blanket fidelity bond or similar coverage in an amount not less than $5 million. The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company. The Company agrees that any amounts received under such bond in connection with claims that arise from the arrangements described in this Agreement will be held by the Company for the benefit of the Fund. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies. The Company agrees to exercise its best efforts to ensure that other individuals/entities not employed or controlled by the Company and dealing with the money and/or securities of the Fund maintain a similar bond or coverage in a reasonable amount.

2.10 The Adviser represents and warrants that the Fund shall maintain policies and procedures in compliance with Rule 38a-1 under the 1940 Act.

2.11 The Adviser and Underwriter represent that the investment manager, with respect to the Designated Portfolios listed in Schedule A of the Agreement that are available for investment by the investment accounts of TIAA Separate Account VA-3, has claimed an exclusion from the definition of “commodity pool operator” (“CPO”) under the Commodity Exchange Act (“CEA”) and the Commodity Futures Trading Commission (“CFTC”) rules promulgated thereunder, or is otherwise exempt from registration as a CPO, and therefore is not subject to regulation as a CPO. In addition, the Adviser and the Underwriter represent that the investment manager to those Portfolios is relying on an exclusion from the definition of “commodity trading advisor” (“CTA”) under the CEA and the CFTC rules promulgated thereunder, or is otherwise exempt from registration as a CTA, and therefore is not subject to regulation as a CTA. To the extent that the investment manager to the Fund(s) becomes no longer eligible, or actively takes steps so that it will no longer be eligible, to claim or rely on an exclusion from the definition of a CPO or CTA, or an exemption from registration as a CPO or CTA, the Adviser and Underwriter agree to amend the prospectus and will provide the Company with notice, if any, of such change in, or plans to change, regulatory status in the same manner and timing as it provides to other similarly situated intermediaries.

2.12 Each party represents and warrants to the other parties that:

(i)	the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement;

(ii)

it has full corporate power and the authority under Applicable Law and its charter documents and by-laws, as applicable, and has taken all corporate action necessary, to enter into and perform all of its duties and other obligations under this Agreement

(iii)	the execution, performance and delivery of this Agreement by it will not result in it violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations

(iv)

No consent or authorization of, filing with, or other act by or in respect of any regulatory or self-regulatory authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; and

Exhibit (8)(A20)

(v)

this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law.

2.13 As long as shares of the Fund are held on behalf of Contract owners, the Company represents and warrants that it and any third parties retained by it to perform obligations on its behalf are entities domiciled in the United States with a valid U.S. Taxpayer Identification Number or entities domiciled in a U.S. Territory with a valid U.S. Taxpayer Identification Number or W-8.

2.14 The Company acknowledges and agrees that it is the responsibility of the Company to determine and comply with state insurance law requirements applicable to investment by the Accounts in any Designated Portfolio and that the Fund Parties shall bear no responsibility to the Company for any such determination or the correctness of such determination. The Company shall promptly inform the Adviser if state insurance law requirements make it unlawful, inappropriate or inadvisable for the Accounts to invest in any Designated Portfolio.

2.15 As long as shares of the Fund are held on behalf of Contract owners, the Company represents and warrants that it shall have the full right, power and authority to effect transactions on behalf of the Accounts and that all orders submitted by it to the Fund on behalf of the Accounts will be made to cover instructions already received from the Contract owners to fund the Contracts.

2.16 (a) As long as shares of the Fund are held on behalf of Contract owners, the Company shall comply with Applicable Law (including, but not limited to, any disclosure regarding fees or other compensation (if any) paid to the Company pursuant to this Agreement or any Related Agreement). The Company shall have policies and procedures in place which the Company reasonably believes to be appropriate and sufficient with regard to the handling of orders on a timely basis and which the Company believes provide adequate controls and procedures to ensure ongoing compliance with the requirements of this Section 2.16 as applicable and effective. Subject to legal restrictions, the Company will, upon reasonable request, promptly provide to Fund Parties evidence of those policies and procedures and the Company’s compliance therewith. The Company will, upon request, annually certify to compliance with Applicable Law. The Company acknowledges and agrees that Fund Parties are not responsible for the Company’s compliance with Applicable Law and have no responsibility for determining whether the shares of the Designated Portfolios are suitable for the Accounts or

Contract owners.

(b) Without limiting the generality of Section 2.16(a) above, as long as shares of the Fund are held on behalf of Contract owners, the Company has adopted, implemented and shall maintain and comply with a reasonable risk-based program to comply with all applicable economic, trade and financial sanctions laws, resolutions, executive orders and regulations enacted by the United States and other applicable jurisdictions (collectively, “Sanctions Laws”). The Company shall maintain and comply with policies, procedures and controls that are reasonably designed to ensure compliance with Sanctions Laws. The Company agrees that it will take reasonable steps to ensure that Account and Contract owner funds shall not be directly or indirectly derived from, invested for the benefit of or related in any way to, persons, entities or countries that are subject to any country embargoes, in violation of any Sanctions Laws The Company will promptly inform the Distributor in writing if with respect to the transactions in the shares or the Company’s services, the Company becomes aware of any violations of Sanctions Laws by itself or any of the Accounts or Contract owners or if the Company is otherwise unable to comply with its obligations under this Section 2.16(b).

Exhibit (8)(A20)

(c) Without limiting the generality of Section 2.16(a) above, as long as shares of the Fund are held on behalf of Contract owners, the Company has adopted, implemented and shall maintain and comply with an anti-money laundering program reasonably designed to comply with all applicable United States laws and regulations relating to anti-money laundering, (collectively, “AML Laws”). The Company will promptly inform the Distributor in writing, to the extent not prohibited by Applicable Law, if the Company becomes aware of any violations of AML Laws by it or any Account or Contract owner with respect to the Company’s services or transactions in shares of the Fund or if the Company is otherwise unable to comply with its obligations under this Section 2.16(c).

(d) As long as shares of the Fund are held on behalf of Contract owners, the Company shall provide the Distributor with such information as it may reasonably request, including, but not limited to, the filling out of questionnaires, attestations and other documents, to enable Fund Parties to fulfill their obligations under Sanctions Laws and AML Laws (including maintaining records for at least five years).

(e) As long as shares of the Fund are held on behalf of Contract owners, the Company represents and warrants that it is aware of Sanctions Laws, and it has not violated and shall not violate any Sanctions Laws.

2.17 As long as shares of the Fund are held on behalf of Contract owners, the Company agrees to notify the Distributor promptly in the event of its expulsion or suspension from any regulatory or self-regulatory authority with jurisdiction over it or of any pending or threatened action or proceeding by any regulatory or self-regulatory authority bearing on its membership. The Company agrees to promptly advise the Distributor, if permitted by law, if it receives notice of (1) any investor complaint, litigation initiated or threatened, or communication by a regulatory or self-regulatory authority which relates to the Fund or to a transaction in shares by it or (2) any examination by any regulatory or self-regulatory authority that has resulted in a material compliance deficiency related to the Fund or to a transaction in shares by it.

2.18 The Company represents and warrants that the Company’s purchases, redemptions and exchanges of Fund shares pursuant to this Agreement, and the payment of any fees by the Adviser or any of its affiliates to the Company or any of its affiliates under any Related Agreement (as hereinafter defined), will not result in a non-exempt prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Code.

2.19 As long as shares of the Fund are held on behalf of Contract owners, the Company will promptly notify Fund Parties if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement or any Related Agreement or if any of its representations, warranties or covenants become untrue; provided, however, that such notice shall not excuse any non-performance by it.

Exhibit (8)(A20)

ARTICLE III. Prospectuses, Statements of Additional Information, and Proxy Statements; Voting

3.1 (a) At least annually (or in the case of a prospectus supplement, when that supplement is issued), the Fund, through the Underwriter or another designee, shall provide the Company with as many copies of the Fund’s then-current prospectus (describing only the Designated Portfolios listed on Schedule A if the prospectus is a summary prospectus) and any supplements thereto as the Company may reasonably request, at the expense of the Fund or its designee, to distribute to existing Contract owners. The Fund, through the Underwriter or another designee, shall provide the Company (at the Company’s expense) with as many copies of the Fund’s current prospectus (describing only the Designated Portfolios listed on Schedule A if the prospectus is a summary prospectus) and any supplements thereto as the Company may reasonably request for distribution to prospective purchasers of Contracts. The Fund will provide the copies of said prospectus and supplements to the Company or to its mailing agent. If requested by the Company in lieu thereof, the Fund shall provide a final copy of the new prospectus in print-ready PDF form or such form as is provided by the Fund to similarly situated intermediaries, at the expense of the Fund or its designee and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Fund is amended) to have the prospectus (which shall include an offering memorandum, if any) for the Contracts and the Fund’s prospectus printed together in one document (such printing for existing Contract owners to be at the Fund’s reasonable expense). With respect to any Fund prospectus to be printed for existing Contract owners together with the prospectus(es) for other investment vehicles funding the Account, the Fund agrees to pay its proportionate share of usual, customary and reasonable printing and distribution expenses as represented by the ratio that the number of pages of the Fund’s prospectus bears to the total number of pages in the document. Company shall update its website with the most recent version of a Fund’s prospectus no earlier than the date of such prospectus or supplement and shall remove from its website any earlier copies of the Fund’s prospectus or supplement no later than the time for which the effectiveness of such prospectus expires.

(b) The Company will distribute Fund summary prospectuses to Contract owners pursuant to Rule 498 of the 1933 Act unless otherwise agreed by Fund Parties. Each party to the Agreement represents and warrants that it shall comply with the requirements of Rule 498 and applicable SEC guidance regarding the Rule in connection therewith, and that it shall maintain policies and procedures reasonably designed to ensure that it can meet its obligations in connection with Fund summary prospectuses.

3.2 The Underwriter or its designee, at its expense, shall provide a master PDF of the SAIs for the Designated Portfolios to the Company (suitable for duplication by the Company at the Company’s expense) for distribution at the Company’s expense to any existing Contract owner or prospective Contract owner.

3.3 The Fund or its designee, at its expense, shall provide the Company with copies of its proxy material, reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners in the Fund. The Company will distribute this proxy material, reports and other communications to existing Contract owners. The Fund or its designee, at its expense, shall provide the Company with copies of the Fund’s annual and semi-annual reports to shareholders in such quantity as the Company shall reasonably request for use in connection with offering the Contracts issued by the Company. If requested by the Company in lieu thereof, the Fund or its designee shall provide such documentation (which may include a final copy of the Fund’s annual and semi-annual reports in print-ready PDF form or such form as is provided by the Fund to similarly situated intermediaries,

Exhibit (8)(A20)

at the Fund’s expense) and other assistance as is reasonably necessary in order for the Company to print such shareholder communications for distribution to Contract owners (such printing for existing Contract owners to be at the Fund’s expense). Notwithstanding the foregoing, with respect to any Fund communication to be printed for existing Contract owners together with communications for other investment vehicles funding the Account, the Fund agrees to pay its proportionate share of the usual, customary and reasonable printing expenses as represented by the ratio that the number of pages of the Fund’s communication bears to the total number of pages in the document.

3.4 The Company shall:

(i)	solicit voting instructions from Contract owners;

(ii)	vote the Fund shares in accordance with instructions received from Contract owners; and

(iii)	vote Fund shares for which no timely instructions have been received in the same proportion as Fund shares of such Designated Portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law.

The Company and its agents will in no way recommend or oppose or interfere with the solicitation or voting of proxies for shares of the Designated Portfolios held by Contract owners without the prior written consent of the Fund, which consent may be withheld in the Fund’s sole discretion.

The Company shall not, without prior notice to the Adviser, induce Contract owners to vote on any matter submitted for consideration by the shareholders of the Designated Portfolio in a manner other than as recommended by the Directors.

3.5 The Fund will comply with all provisions of the 1940 Act requiring voting by shareholders, and in particular the Fund will either provide for annual meetings or comply with Section 16(c) of the 1940 Act (although the Fund is not one of the trusts described in Section 16(c) of that Act) as well as with Sections 16(a) and, if and when applicable, 16(b). Further, the Fund will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

3.6 The Company will provide the Fund or its designee with supporting documentation which is sufficient in the reasonable opinion of the Fund or its designee to enable the Fund or its designee to verify the printing and distribution costs for which the Company requests reimbursement in respect of existing Contract owners. The Company agrees to use its best efforts to minimize any printing and distribution costs. If the Company prints such documents, Company agrees that any printer it selects shall be a reputable printer within the industry.

Exhibit (8)(A20)

ARTICLE IV. Sales Material and Information

4.1 Fund Parties hereby grant to Company a non-exclusive, worldwide, non-transferable, non-sublicensable, royalty-free and limited license to use their trademarks and names as set forth in this Article IV in connection with its obligations under this Agreement. Notwithstanding the foregoing license, unless Company will use the Fund name(s) and/or the name(s) of the Designated Portfolio(s) thereof as a part of Sales Literature or Other Promotional Materials in a list that includes other fund companies’ fund/portfolio names available in connection with the sale of Contracts or for internal use only in connection with performing its obligations under this Agreement or any Related Agreement (as hereinafter defined), Company shall furnish, or shall cause to be furnished, to the Adviser, each piece of Sales Literature or Other Promotional Materials that the Company develops or uses and in which (a) a trademark or name of any of Fund Parties appears, at least fifteen Business Days prior to its use. No such material shall be used by Company if the Adviser reasonably objects to such use within fifteen Business Days after receipt of such material. The Adviser reserves the right to reasonably object to the continued use of such material, and no such material shall be used by Company if the Adviser so objects. All such use by Company of such material shall be in accordance with Fund Parties’ reasonable policies regarding advertising and trademark use. Fund Parties, in their sole discretion from time to time, may change the appearance and/or style of their trademarks, provided that Company shall not be required to change such trademarks in its materials unless it is given sufficient advance notice to implement any such changes. Company acknowledges and agrees that, except for the limited license granted pursuant to this section, (i) Fund Parties have the right to license their names and trademarks, (ii) Company has no rights, title or interest in or to Fund Parties’ names or trademarks, and (iii) all use of such names and trademarks by Company shall inure to the benefit of Fund Parties. Company shall not apply for registration of a trademark that is confusingly similar or identical to any of Fund Parties’ trademarks anywhere in the world. The Adviser may rescind this license at any time if it determines, in its sole discretion, that use of Fund Parties’ trademarks or name(s) will have an adverse effect on Fund Parties. Upon the expiration or termination of this Agreement or the termination of the license granted in this section, Company shall cease using the names and trademarks of Fund Parties except as the parties may agree in writing.

4.2 The Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the then-current registration statement or prospectus or SAI for the Fund shares, or in then-current published reports which are in the public domain or approved by the Fund for distribution to Contract owners or proxy statements for the Fund, or in then-current Sales Literature or Other Promotional Materials approved by the Fund or its designee, except with the permission of the Fund or its designee.

4.3 The Underwriter or its designee shall furnish, or shall cause to be furnished, to the Company, each piece of Sales Literature or Other Promotional Materials in which the Company, and/or its Account, is named at least fifteen Business Days prior to its use. No such material shall be used if the Company reasonably objects to such use within fifteen Business Days after receipt of such material. The Company reserves the right to reasonably object to the continued use of such material and no such material shall be used if the Company so objects. Notwithstanding the foregoing, the Underwriter or its designee shall not be required to furnish to the Company uses of the Company’s name for internal use or inclusion in the Fund’s registration statement, shareholder communication materials or list(s) of service organizations performing services for Fund Parties.

Exhibit (8)(A20)

4.4. The Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in the then-current registration statement, prospectus, or SAI for the Contracts, as such registration statement, prospectus or SAI may be amended or supplemented from time to time, or in then-current published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in then-current Sales Literature or Other Promotional Materials approved by the Company or its designee, except with the permission of the Company.

4.5 Upon request, the Fund will provide to the Company at least one complete copy of Sales Literature and Other Promotional Materials, applications for exemptions (if in the public domain), and requests for no-action letters (if in the public domain), and amendments to any of the above, that relate to the Fund or its shares no sooner than within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

4.6 Upon request, the Company will provide to the Fund at least one complete copy of registration statements, prospectuses (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), SAIs, reports, solicitations for voting instructions, Sales Literature and Other Promotional Materials, applications for exemptions (if in the public domain), requests for no-action letters (if in the public domain), and amendments to any of the above, that relate to the Contracts or the Account, no sooner than within a reasonable time after the filing of such document(s) with the SEC or other regulatory authorities.

4.7 For purposes of this Article IV, the phrase “Sales Literature and Other Promotional Materials” includes, but is not limited to, any of the following that refer to the Fund or any affiliate of the Fund or to the Company, as applicable: advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), , and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to the Fund.

4.8 The Fund and Underwriter will notify the Company in the same manner and timeframe as it notifies Fund shareholders of any proxy solicitation for any Designated Portfolio, and of any material change in the Fund’s registration statement (other than changes that take place at the time of the annual prospectus update), particularly any change resulting in a change to the registration statement or prospectus SAI for any Account, to the extent such notice is permissible under the law and the Fund’s selective disclosure policies and a determination is made by the Fund to mail such supplements to Fund’s shareholders. The Fund will reasonably cooperate with the Company so as to enable the Company to solicit proxies from Contract owners or to make changes to its prospectus, SAI or registration statement, in an orderly manner. The Company will be seeking to combine mailings to Contract owners to reduce costs to the extent practicable.

Exhibit (8)(A20)

ARTICLE V. Fees and Expenses

5.1 The Fund and the Underwriter shall pay no fee or other compensation to the Company under this Agreement. The Company shall be paid no fee or other compensation for distribution-related services unless the parties enter into a separate agreement for the payment to the Company of such distribution fees (a “Related Agreement”). The Company agrees to waive the payment of any distribution fees unless and until Underwriter has received such fees from the Fund.

5.2 All expenses incident to performance by the Fund under this Agreement shall be paid by the Fund, except as otherwise provided herein. The Fund shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by the Fund, in accordance with applicable state laws prior to their sale. The Fund shall bear the expenses for the cost of registration and qualification of the Fund’s shares, preparation and filing of the Fund’s prospectus and registration statement, proxy materials and reports, and the preparation of all statements and notices required by any federal or state law..

5.3 The parties shall bear the expenses of printing the Fund’s prospectus, SAI and other documents and of distributing the Fund’s prospectus, SAI, proxy materials, and reports to Contract owners and prospective Contract owners as described in Section 3.1 through 3.3.

ARTICLE VI. Qualification

6.1 The Fund represents and warrants that each Designated Portfolio is or will be qualified as a regulated investment company under Subchapter M of the Code, and that it will maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company promptly upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

6.2 The Company represents and warrants that the Contracts are currently, and at the time of issuance shall be, treated as life insurance, endowment contracts, or annuity insurance contracts, under applicable provisions of the Code, and that it will make every effort to maintain such treatment, and that it will notify the Fund and the Underwriter promptly upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future.

ARTICLE VII. Indemnification

7.1 Indemnification by the Company

7.1(a). The Company agrees to indemnify and hold harmless Fund Parties, their affiliates, and each of their respective officers, trustees, directors, employees and agents and each person, if any, who controls any of Fund Parties within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) and expenses (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise (collectively, “Losses”), insofar as such Losses are related to the sale or acquisition of the Fund’s shares or the Contracts and to the extent that such Losses:

Exhibit (8)(A20)

(i)

arise out of or are based upon any untrue statements of any material fact contained in the registration statement, prospectus (which shall include an offering memorandum, if any), or SAI for the Contracts or contained in Sales Literature or Other Promotional Materials for the Contracts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Article VII), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund for use in such Company Documents or otherwise for use at such time in connection with the sale of the Contracts or Fund shares unless the Company has failed to update the Company Documents to conform to then-current Fund Documents as defined in Section 7.2(a) or other then-current written materials available from the Fund Parties for use in connection with the sale of the Contracts or Fund shares if such failure would be likely to have an impact on a Contract owner’s investment decision); or

(ii)

arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the then-current Fund Documents not supplied by the Company or persons under its control or other then-current written material furnished to the Company by or on behalf of Fund Parties for use in connection with the sale of the Contracts or Fund shares) or wrongful conduct of the Company or persons under its authorization or control with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)

arise out of or result from any untrue statement of a material fact contained in Fund Documents or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and accurately derived from written information furnished to Fund Parties by or on behalf of the Company for use in such Fund Documents or otherwise for use at such time in connection with the sale of the Contracts or Fund shares; or

(iv)

arise out of or result from any material failure by the Company to provide the services or furnish the materials under the terms of this Agreement or any Related Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or any Related Agreement or arise out of or result from any other material breach of this Agreement or any Related Agreement by the Company; or

Exhibit (8)(A20)

(vi)	arise out of or result from any bad faith, gross negligence or willful misconduct in the performance of the Company’s services or other obligations under this Agreement or any Related Agreement; or

(vii)	arise out of or result from any violation of Applicable Law in any material respect by the Company in connection with the performance of its obligations under this Agreement or any Related Agreement, as limited by and in accordance with the provisions of Sections 7.1(b) and 7.1(c) hereof.

This indemnity provision is in addition to any other liability that the Company may otherwise have to the Indemnified Parties.

7.1(b). The Company shall not be liable under this indemnification provision with respect to any Losses, to which an Indemnified Party would otherwise be subject to the extent that such Losses arise out of or result from such Indemnified Party’s willful misconduct, bad faith, or gross negligence in the performance of such Indemnified Party’s obligations.

7.1(c). The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service upon or other notification to any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Company and the Company is damaged solely as a result of failure to give such notice. In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action. The Company also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement or compromise of the liability of the Indemnified Parties may be made without the Indemnified Parties’ prior written consent, which shall not be unreasonably withheld or delayed. After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it and shall not settle any claim or make any compromise in any proceeding without the prior written consent of the Company, which shall not be unreasonably withheld or delayed, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Company and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Company and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between

Exhibit (8)(A20)

them. The Company will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Company agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.2 Indemnification by the Underwriter

7.2(a). The Underwriter agrees to indemnify and hold harmless the Company and each of its officers, trustees, directors, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Underwriter) and expenses(including legal and other expenses) (for purposes of this Section 7.2, collectively “Losses”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses are related to the sale or acquisition of the Fund’s shares or the Contracts and to the extent that such Losses:

(i)

arise out of or are based upon any untrue statement of any material fact contained in the registration statement or prospectus or SAI or Sales Literature or Other Promotional Materials of the Fund (or any amendment or supplement to any of the foregoing) (collectively, “Fund Documents” for the purposes of this Article VII), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Fund Parties by or on behalf of the Company for use in such Fund Documents or otherwise at such time for use in connection with the sale of the Contracts or Fund shares; or

(ii)

arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from the then-current Company Documents not supplied by Fund Parties or persons under their control or other then-current written material furnished to the Fund Parties by or on behalf of the Company for use in connection with the sale of the Contracts or Fund shares) or wrongful conduct of Fund Parties or persons under their control with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)

arise out of or result from any untrue statement of a material fact contained in Company Documents, or the omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or

Exhibit (8)(A20)

omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund Parties for use in such Company Documents or otherwise at such time in connection with the sale of the Contracts or Fund shares (provided that the Company has not failed to update the Company Documents to conform to then-current Fund Documents or other then-current written materials available from the Fund Parties for use in connection with the sale of the Contracts or Fund shares if such failure would be likely to have an impact on a Contract owner’s investment decision); or

(iv)

arise as a result or result from any material failure by the Adviser or the Underwriter to provide the services or furnish the materials under the terms of this Agreement or any Related Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Article VI of this Agreement); or

(v)

arise out of or result from any material breach of any representation and/or warranty made by the Underwriter or the Adviser in this Agreement or any Related Agreement or arise out of or result from any other material breach of this Agreement or any Related Agreement by the Underwriter or the Adviser; or

(vi)	arise out of or result from any bad faith, gross negligence or willful misconduct by a Fund Party in the performance of its obligations under this Agreement or any Related Agreement; or

(vii)	arise out of or result from any violation of Applicable Law in any material respect by a Fund Party in connection with the performance of its obligations under this Agreement or any Related Agreement, as limited by and in accordance with the provisions of Sections 7.2(b) and 7.2(c) hereof.

This indemnity provision is in addition to any other liability that the Underwriter may otherwise have to the Indemnified Parties.

7.2(b). The Underwriter and the Adviser shall not be liable under this indemnification provision with respect to any Losses to which an Indemnified Party would otherwise be subject to the extent that such Losses arise out of or result from such Indemnified Party’s willful misconduct, bad faith, or gross negligence in the performance or such Indemnified Party’s obligations.

7.2(c). The Underwriter shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Underwriter in writing within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service upon or other notification to any designated agent), but failure to notify the Underwriter of any such

Exhibit (8)(A20)

claim shall not relieve the Underwriter from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the failure to notify results in the failure of actual notice to the Underwriter and the Underwriter is damaged solely as a result of failure to give such notice. In case any such action is brought against the Indemnified Party, the Underwriter will be entitled to participate, at its own expense, in the defense thereof. The Underwriter also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement or compromise of the liability of the Indemnified Parties may be made without the Indemnified Parties’ prior written consent, which consent shall not be unreasonably withheld or delayed. After notice from the Underwriter to such party of the Underwriter’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it and shall not settle any claim or make any compromise in any proceeding without the prior written consent of the Underwriter, which shall not be unreasonably withheld or delayed, and the Underwriter will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation, unless:

(i)	the Underwriter and the Indemnified Party will have mutually agreed to the retention of such counsel; or

(ii)

the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and any of the Fund Parties and representation of both groups of parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Underwriter will not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there is a final judgment for the plaintiff, the Underwriter agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

7.2(d). The Company agrees promptly to notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account.

ARTICLE VIII. Applicable Law

8.1 This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without reference to any conflict of laws provisions thereof that would cause the application of laws of any jurisdiction other than those of the State of New York .

8.2 This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

Exhibit (8)(A20)

ARTICLE IX. Termination

9.1 This Agreement shall continue in full force and effect until the first to occur of:

(a)

termination by any party, for any reason with respect to some or all Designated Portfolios, by four (4) months’ advance written notice delivered to the other parties or such shorter notice as is required by law, order or instruction by a court of competent jurisdiction or a regulatory or self-regulatory authority with jurisdiction over the terminating party; or

(b)

termination by the Company by written notice to the Adviser and the Underwriter with respect to any Designated Portfolio based upon the Company’s determination that shares of the Fund are not reasonably available to meet the requirements of the Contracts; provided that such termination shall apply only to the Designated Portfolio not reasonably available; or

(c)

termination by the Company by written notice to the Adviser and the Underwriter in the event any of the Designated Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)

termination by the Adviser or Underwriter by written notice to the Company in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the Insurance Commissioner or like official of any state or any other regulatory body regarding the Company’s obligations under this Agreement or any Related Agreement or related to the sale or administration of the Contracts, the operation of any Account, or the purchase of the Fund shares; provided, however, that the Fund or Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement or any Related Agreement; or

(e)

termination by the Company by written notice to the Adviser and the Underwriter in the event that formal administrative proceedings are instituted against the Fund or Underwriter by FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Fund or Underwriter to perform its obligations under this Agreement or any Related Agreement; or

(f)

termination by the Company by written notice to the Adviser and the Underwriter with respect to any Designated Portfolio in the event that such Designated Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M, or if the Company reasonably believes that such Designated Portfolio may fail to so qualify or comply; or

Exhibit (8)(A20)

(g)

termination by the Fund or Underwriter by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 6.2 hereof; or if the Fund or Underwriter reasonably believes that such Contracts may fail to so qualify; or

(h)

termination by either the Adviser or the Underwriter by written notice to the Company, if either one or both of the Adviser or the Underwriter respectively, shall determine, in their sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i)

termination by the Company by written notice to the Adviser and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund, the Adviser, or the Underwriter has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(j)

termination by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Designated Portfolio of the Fund in accordance with the terms of the Contract, provided that the Company has given at least 45 days prior written notice to the Fund of the date of substitution; or

(k)

termination by the Underwriter or the Adviser by written notice to the Company, if the Company breaches any representation, warranty or obligation under this Agreement or any Related Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt by the Company of notice in writing from the Underwriter or the Adviser of such breach; or

(l)

termination by the Company by written notice to the Adviser and the Underwriter, if the Underwriter or the Adviser breaches any representation, warranty or obligation under this Agreement or any Related Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt by the Underwriter and the Adviser of notice in writing from the Company of such breach; or

(m)

termination by the Underwriter or the Adviser upon written notice to the Company, if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law or the Company shall have violated any other Applicable Law in a material respect, including, without limitation, any AML Laws or Sanctions Laws, or is unable to comply with the compliance obligations set forth in this Agreement regarding anti-money laundering or sanctions ; or

Exhibit (8)(A20)

(n)	termination by any party upon written notice to the other parties upon the assignment of this Agreement in contravention of the terms hereof; or

(o)

termination by any party upon written notice to the other parties, upon institution of formal proceedings relating to the legality of the terms and conditions of this Agreement by FINRA, the SEC, or any other regulatory body or if another party files a petition for bankruptcy, a trustee or receiver is appointed for any party or its assets under federal bankruptcy laws, or an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against any party.

9.2 Notice Requirement. No termination of this Agreement will be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate.

9.3 Effect of Termination. Notwithstanding any termination of this Agreement, the Fund and the Underwriter shall, if agreed to by the Company and Fund Parties, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. Fund Parties agree not to unreasonably withhold consent to a request for continuation of the Agreement by the Company. If there is a continuation of the Agreement, the provisions of this Agreement (other than Section 9.1) shall remain in effect, and thereafter, either the Distributor, the Adviser or the Company may terminate the Agreement as so continued pursuant to this Section 9.3 upon prior written notice to the other parties, such notice to be for a period that is reasonable under the circumstances but need not be greater than six months.

9.4 The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), or (iii) pursuant to the terms of a substitution order issued by the SEC pursuant to Section 26(c) of the 1940 Act or a no-action letter thereunder. Upon request, the Company will promptly furnish to the Fund and the Underwriter reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption. Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract owners from allocating payments to a Designated Portfolio that was otherwise available under the Contracts without first giving the Fund or the Underwriter 45 days’ notice of its intention to do so.

9.5 Notwithstanding any termination of this Agreement,

Section 9.3 (Effect of Termination) shall survive the termination of this Agreement if the parties elect to continue to make additional shares of the Fund available post termination as specified therein.

Exhibit (8)(A20)

To the extent that any section thereof is applicable to exchanges or redemptions or to those who continue to be owners of shares of the Fund post termination, Article I, Article III (Prospectuses, Statements of Additional Information, and Proxy Statements; Voting) and Section 9.4 (redemption provisions) shall survive termination of this Agreement for so long as shares of the Fund are held on behalf of Contract owners.

The representations and warranties in Article II that by their terms continue as long as shares of the Fund are held on behalf of Contract owners shall survive for that period.

Section 1.19, 1.22, 1.23, Article VII (Indemnification), Article VIII (Applicable Law), this Section 9.5 and Sections 9.6 (records), 11.2 (confidentiality), 11.6 (information sharing), Article X (Notices), XI (Miscellaneous), and Section 10 of Schedule B as specified therein shall survive termination of this Agreement.

9.6 Upon termination and upon request, the other parties to this Agreement shall deliver to the requesting party copies of the Account and Designated Portfolio records which the requesting party may be required by law or regulation to have access to or to maintain.

ARTICLE X. Notices

All notices shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of delivery); (b) when delivered if sent by a nationally recognized overnight courier (with written or electronic confirmation of delivery); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices must be sent to the respective parties at the address(es) indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Article X.

To the Adviser or the Fund: BlackRock Advisors, LLC Attn: Ariana Brown, Director Business Ops-GAAPS – Transfer Agency Services—FDP Agreements 40 East 52nd Street New York, NY 10022	With a copy to: BlackRock, Inc. Attn: General Counsel 40 East 52nd Street New York, NY 10022

To the Underwriter: BlackRock Investments, LLC Attn: Martin Small Managing Director US Wealth Advisory-Exec 55 East 52nd Street New York, NY 10055	with a copy to: BlackRock Investments, LLC Attn: Chief Compliance Officer 55 East 52nd Street New York, NY 10055

Exhibit (8)(A20)

If to the Company:

TIAA

8500 Andrew Carnegie Blvd

Charlotte, North Carolina 28262

Attention: Mike Kloss

Notwithstanding the foregoing, (i) notices which are traditionally sent via NSCC may be sent by those means and shall be effective as specified in the NSCC rules, or if not specified therein, when sent, and (ii) notices which are customarily sent by Fund Parties via Electronic Communications may be sent in that manner and shall be effective when sent.

ARTICLE XI. Miscellaneous

11.1 The Company agrees that the Fund and Designated Portfolios are not parties to the Agreement, and the Company shall not look to the property of the Fund or any Designated Portfolio for the enforcement of any claims in connection with this Agreement. The parties agree that neither the Board, officers, agents or shareholders assume any personal liability or responsibility for obligations entered into by or on behalf of the Fund.

11.2 (a) “Confidential Information” is defined as: information that a disclosing party reasonably considers non-public, confidential or proprietary in nature, including a formula,

pattern, compilation, program, device, method or process that derives independent economic value (actual or potential) from not being generally known to or readily ascertainable through appropriate means by other persons who might obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its confidentiality. Except as expressly permitted by this Agreement, each party hereto will: (i) keep and maintain all Confidential Information of the other party in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure, (ii) not, directly or indirectly, disclose any Confidential Information of the other party to any third party, except with the other party’s prior written consent and (iii) not make use of the other party’s Confidential Information other than in connection with this Agreement. The Fund Parties shall treat as confidential the names and addresses of the owners of the Contracts and the names of the Accounts. Each party shall treat as confidential all information reasonably identified as confidential in writing by any other party hereto.

(b) Prior to disclosure of any of its Confidential Information to the other party, a party shall comply with all legal, regulatory or other notice and/or consent requirements permitting the disclosure of Confidential Information by it to the other party and the processing/use of such Confidential Information by the other party and its Recipients (as defined below) in accordance with this Agreement.

(c) Each party will be permitted to use, reproduce and create derivative works of the other party’s Confidential Information and disclose such Confidential Information (and any derivative works thereof) to its employees, legal counsel, auditors, affiliates, agents, vendors and other third parties (collectively, “Recipients”) having a need to know such information in connection with or related to this Agreement. Each party will instruct the Recipients as to their obligations under this Agreement. In addition, any party may disclose the other’s Confidential Information to the extent required to comply with law, regulatory request or a court order; provided, however, that each party must (where legally permitted to do so) promptly notify the other party of receipt of a request for Confidential Information made pursuant to law, regulatory request or court order, give the other

Exhibit (8)(A20)

party a reasonable opportunity to prevent the disclosure of the Confidential Information, and reasonably cooperate with the other party in any efforts it makes to prevent the disclosure of the Confidential Information. Without limiting the generality of the foregoing and despite any contrary provision in this Agreement, Fund Parties will be permitted to disclose trade data and other information to Recipients for sales reporting, business analytics, distribution strategy, product development, research, analysis, trade attribution, scrubbing, processing, customer relationship management, regulatory and/or other similar purposes.

(d) Despite any contrary provision in this Agreement, Confidential Information of a party will not include information that: (i) is or becomes generally known to the public not as a result of a disclosure by the other party, (ii) is rightfully in the possession of the other party before disclosure by the first party, (iii) is independently developed by the other party without reliance on the Confidential Information, or (iv) is received by the other party in good faith and without restriction from a third party not under a confidentiality obligation to the first party and having the right to make such disclosure. Each party acknowledges that the disclosure of the other’s Confidential Information may cause irreparable injury to the other party and damages which may be difficult to ascertain. Therefore, each party will be entitled to injunctive relief upon a disclosure or threatened disclosure of any of its Confidential Information that would violate the terms of this Agreement. Each party hereto shall notify the other party promptly (unless not legally permitted to do so) upon discovery of unauthorized use or disclosure of Confidential Information, and reasonably cooperate with the owner of the Confidential Information to help the owner of the Confidential Information regain possession of the Confidential Information and prevent its further unauthorized use and disclosure.

(e) For purposes of this Section 11.2, Fund Parties shall be considered to be a “party,” and the Company shall be considered a “party”.

(f) Each party has adopted policies and practices in compliance with Applicable Law regarding privacy of customer information, including, if applicable, the protection of non-public personal information pursuant to the Gramm-Leach-Bliley Act of 1999, SEC Regulation S-P, appropriate banking regulations and/or other applicable privacy laws. These policies and practices are designed to comply with applicable data security regulations in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) provide for the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

11.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.4 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.5 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall nevertheless remain in full force and effect insofar as the foregoing can be accomplished without materially affecting the benefits

Exhibit (8)(A20)

anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

11.6 Subject to Section 11.2, each party hereto shall reasonably cooperate with each other party and all appropriate regulatory and self-regulatory authorities (including without limitation the SEC, FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the New York Department of Financial Services with any information or reports in connection with services provided under this Agreement which it may request in order to ascertain whether the variable contract operations of the Company are being conducted in a manner consistent with New York variable annuity laws and regulations and any other Applicable Law or regulations.

11.7 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under Applicable Law.

11.8 Neither this Agreement nor any of the rights and obligations hereunder may be assigned by any party without the prior written consent of all parties hereto, and any attempted assignment, transfer or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.9 The schedules to this Agreement (each, a “Schedule,” collectively, the “Schedules”) form an integral part hereof and are incorporated herein by reference. The parties to this Agreement may agree in writing to amend the Schedules to this Agreement from time to time to reflect changes in or relating to the Contracts, the Account or the Designated Portfolios of the Fund or other applicable terms of this Agreement. References herein to any Schedule are to the Schedule then in effect, taking into account any amendments thereto.

11.10 Except to the extent required by Applicable Law or as specified in this Agreement, no party shall use any other party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of the other party.

11.11 No amendment or modification of any provision of this Agreement will be binding unless in writing and executed by all parties to the Agreement.

11.12 No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

11.13 This Agreement, including all attachments hereto, constitutes the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, express or implied, with respect to such subject matter.

Exhibit (8)(A20)

11.14 Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Company and any Fund Party. The Company shall have no authority to act as agent for the Fund Parties in any matter or in any respect, except as described herein.

11.15 Except as specified herein, nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

11.16 THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.17 NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE COMPANY, FUND PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE TO THE OTHERS OR TO THIRD PARTIES FOR SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, BUSINESS INTERRUPTION, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY AND LOST PROFITS, WHETHER ARISING OUT OF OR RESULTING FROM BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative as of the Effective Date specified above.

COMPANY:	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

By its authorized officer

	By:	______________

	Title:	Hal Moody, Managing Director

	Date:	______________

Exhibit (8)(A20)

UNDERWRITER:	BLACKROCK INVESTMENTS, LLC

By its authorized officer

By:

Title:

Date:

ADVISER:	BLACKROCK ADVISORS, LLC

By its authorized officer

By:

Title:

Date:

SCHEDULE A

Name of Separate Account and Date Established by Board of Trustees	Contracts Funded by Separate Account	Designated Funds and Portfolios
TIAA Separate Account VA-3 May 17, 2006	Access Annuities	iShares Russell Mid-Cap Index Fund (the “Portfolio”), a series of BlackRock FundsSM (the “Fund”)

SCHEDULE B

Shareholder Information Schedule entered into between the Underwriter and the Company.

For Schedule B, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

The term “Business Day” shall have the meaning ascribed to it in the Participation Agreement.

The terms “Company” and “Underwriter” shall have the meaning ascribed to them in the Participation Agreement.

The term “Fund” shall mean any open-ended management investment company that is registered or required to register under Section 8 of 1940 Act and for which the Underwriter acts as distributor and includes (i) an investment adviser to or administrator for the Fund; and (ii) the transfer agent for the Fund. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.1

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Company (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include the following: (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) transactions that are executed pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

[1]

As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

The Underwriter and the Company hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. The Company agrees to provide to the Fund or its designee, upon written request of the Underwriter or the Fund, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

2. Period Covered by Request. Requests must set forth a specific period, which generally will not exceed 90 days from the date of the request, for which transaction information is sought. The Underwriter and/or the Fund may request transaction information older than 90 days from the date of the request as they deem necessary to investigate compliance with policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. The Company agrees to use its best efforts to provide any transaction information older than 90 days from the date of the request.

3. Form and Timing of Response. (a) the Company agrees to provide promptly to the Underwriter or their designee, the requested information specified in Section 1. If requested by the Fund, the Underwriter or their designee, the Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (as defined in Rule 22c-2) (“indirect intermediary”) and, upon further request of the Fund, the Underwriter or their designee, promptly, shall either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund, the Underwriter or their designee and the Company; and

(c) To the extent practicable, the format for any transaction information provided to the Fund, the Underwriter or their designee will be consistent with the NSCC Standardized Data Reporting Format.

4. Agreement to Restrict Trading. The Company agrees to execute written instructions from the Underwriter or the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Underwriter or the Fund, in their sole discretion, as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Company’s account) that violate policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Company.

5. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

6. Timing of Response. The Company agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) Business Days after receipt of the instructions by the Company.

7. Confirmation by the Company. Intermediary must provide written confirmation to Underwriter and the Fund that instructions to restrict or prohibit trading have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.

8. Construction of the Schedule; Participation Agreement. This Schedule B supplements the Participation Agreement. To the extent the terms of this Schedule B conflict with the terms of the Participation Agreement, the terms of this Schedule B shall control.

9.Limitation on Use of Information. Unless otherwise specified in the Participation Agreement, the Fund, the Underwriter, and their affiliates agree not to use the information received from the Company for marketing or any other similar purpose without prior written consent of the Company. The Fund, the Underwriter, and their affiliates agree to keep any non-public information furnished by the Company confidential consistent with their then current privacy policies, except as necessary to comply with federal, state, or local laws, rules, or other applicable legal requirements.

10. Termination. This Schedule B shall terminate upon the termination of the Participation Agreement (except for obligations arising from trading activities that occurred prior to such termination and transactions in shares pursuant to Section 9.3 of the Participation Agreement).

SCHEDULE C

If a Fund determines that corrective action is necessary with respect to the Account or the Contracts as a result of a material error in the computation of the net asset value of its shares, dividend or capital gain errors (“Price Error”), Underwriter will promptly notify Company of the Price Error. The materiality of an incorrect price will be determined with reference to applicable SEC guidance. Underwriter’s notice of a Price Error shall be communicated in the same manner and time frame as such notice is provided to other intermediaries that sign up for such communications.

In the event of an overpayment to a Contract owner as a result of any Price Error, if requested by the Fund and pursuant to a plan for collection that is agreed to by the Fund and Company (each party being under the obligation not to unreasonably withhold its agreement), Company will make a good faith attempt to the extent practicable and permitted by law to collect such overpayment on behalf of, and return such overpayment to, Underwriter, provided that Company is not responsible for any losses to the Fund resulting from such overpayments that occur as a result of a Price Error.

Compensating the Company for its Expenses. Underwriter shall promptly pay for reasonable and demonstrable direct reprocessing and out of pocket costs (including preparing and mailing revised statements) up to $5,000 for each Price Error occurrence; provided, the Company provides a full accounting of expenses and uses its best efforts to mitigate all expenses; and provided further, such cap shall be applied in the aggregate across all agreements between the Company and its affiliates.